Exhibit 99.1

Starbucks Contact, Investor Relations:	Starbucks Contact, Media:
JoAnn DeGrande	Valerie O’Neil
206-318-7893	206-318-8953
jdegrand@starbucks.com	voneil@starbucks.com
Starbucks Reports Strong Fourth Quarter and Record Full Year 2007 Results
Revenue Growth of 22 Percent for the Quarter and 21 Percent for Fiscal 2007
Comparable Store Sales Growth of Four Percent for the Quarter and Five Percent for Fiscal Year 2007
Significant Q4 International Operating Margin Expansion
EPS of $0.21 for the Quarter and $0.87 for Fiscal 2007

SEATTLE; November 15, 2007 — Starbucks Corporation (NASDAQ: SBUX) today announced financial results for its fiscal fourth quarter and fiscal year ended September 30, 2007.
Fiscal Fourth Quarter 2007 Highlights:
•	Consolidated net revenues of $2.4 billion, a 22 percent increase

•	Comparable store sales growth of four percent

•	Operating margin improved 30 basis points to 10.2 percent

•	Earnings per share of $0.21, compared to $0.15 per share
Fiscal Year End 2007 Highlights:
•	2,571 new store openings; 70 percent in the U.S. and 30 percent in International markets

•	Consolidated net revenues of $9.4 billion, a 21 percent increase

•	Comparable store sales growth of five percent

•	Operating margin contracted 30 basis points to 11.2 percent

•	Earnings per share of $0.87, compared to $0.71 per share
“For the year, we delivered solid results, in spite of a difficult economic and operating environment,” said Jim Donald, president and CEO. “Looking ahead, we believe in the global opportunity for Starbucks, and we remain focused on delivering the highest quality beverages and legendary service, while driving innovation and extending the Starbucks Experience to more customers throughout the world.”
-more-

-page 2-
Consolidated net revenues increased 22 percent to $2.4 billion for the 13 weeks ended September 30, 2007, compared to $2.0 billion for the fiscal fourth quarter of 2006. Net earnings totaled $159 million in the fourth quarter 2007 versus $117 million for the same period a year ago. Earnings per share for the fourth quarter rose to $0.21 from $0.15 in the prior year period. Net earnings and earnings per share in fiscal 2006 included a one-time cumulative accounting charge of $17 million or $0.02 per share recorded in the fourth quarter of fiscal 2006 resulting from the company’s adoption of the new accounting requirements of FIN 47, which addresses asset retirement obligations. Excluding the cumulative effect of the adjustment, fiscal 2007 fourth quarter earnings grew 18 percent and earnings per share increased 24 percent.
Fiscal Year 2007 in Review
Fiscal year 2007 consolidated net revenues increased 21 percent to $9.4 billion, compared to $7.8 billion for the 52 weeks ended October 1, 2006. Company-operated retail revenues in fiscal 2007 rose 21 percent to $8.0 billion from $6.6 billion in fiscal 2006, predominantly due to the opening of 1,342 stores and comparable store sales growth of five percent. The increase in comparable store sales was due to a four percent increase in the average value per transaction and one percent growth in the number of customer transactions. Specialty revenues grew 17 percent to $1.4 billion from $1.2 billion in fiscal 2006.
For fiscal 2007, operating income increased to $1.1 billion, compared to $894 million for fiscal 2006. Operating margin contracted 30 basis points to 11.2 percent of total net revenues for the full year ended September 30, 2007, from 11.5 percent for the same period a year ago. Margin compression was due to higher costs of sales and occupancy costs as a percentage of total net revenues due to a shift in sales to higher cost products and higher distribution costs, rent expense and dairy costs. These cost pressures were offset in part by lower general and administrative and store operating expenses as a percentage of total net revenues.
Net earnings rose to $673 million in fiscal 2007 from $564 million for the previous year. Earnings per share for the period increased to $0.87 compared to $0.71 a year ago. Excluding the adjustment for FIN 47 in fourth quarter 2006, earnings grew 16 percent and earnings per share increased 19 percent.
Fourth Quarter Summary of Results
Company-operated retail revenues increased 21 percent to $2.1 billion for the 13 weeks ended September 30, 2007, from $1.7 billion for the same period in fiscal 2006, resulting primarily from opening 1,342 new company-operated retail stores in the last 12 months and comparable store sales growth of four percent for the quarter. The increase in comparable store sales was due to a four percent increase in the average value per transaction.
-more-

-page 3-
Specialty revenues increased 24 percent to $383 million for the 13 weeks ended September 30, 2007, compared to $309 million for the corresponding period of fiscal 2006. Licensing revenues increased 27 percent to $283 million for the 13 weeks ended September 30, 2007, driven by revenue growth of 44 percent from the company’s Global Consumer Products business, and from higher product sales and royalty revenues from the opening of 1,229 new licensed retail stores in the last 12 months.
Cost of sales including occupancy increased to 43.7 as a percent of total net revenues for the 13 weeks ended September 30, 2007, compared to 41.7 percent in the corresponding 13-week period of fiscal 2006. The increase was primarily due to a shift in sales to higher cost products and higher dairy costs.
Store operating expenses as a percentage of company-operated retail revenues improved to 41.0 percent for the 13 weeks ended September 30, 2007, from 42.1 percent for the corresponding period of fiscal 2006. The improvement was due to the benefit gained from price increases coupled with leverage on regional overhead, partially offset by higher payroll expenditures from wage increases for retail store partners.
Other operating expenses (expenses associated with the company’s specialty operations) decreased to 19.5 percent of total specialty revenues for the 13 weeks ended September 30, 2007, compared to 21.4 percent in the corresponding period of fiscal 2006. The improvement resulted primarily from lower payroll-related expenditures as a percentage of total specialty revenues.
General and administrative expenses as a percentage of total net revenues decreased to 5.0 percent for the fourth quarter fiscal 2007, from 5.8 percent for the corresponding period of fiscal 2006. The improvement was a result of leveraging of the company’s scale and infrastructure against continued global growth.
Operating income increased to $248 million for the 13 weeks ended September 30, 2007, compared to $198 million for the corresponding period of fiscal 2006. Operating margin increased 30 basis points to 10.2 percent of total net revenues for the 13 weeks ended September 30, 2007, from 9.9 percent for the corresponding period of fiscal 2006. Lower store operating expenses, general and administrative expenses, and other operating expenses as a percentage of total net revenues more than offset the increase in cost of sales including occupancy.
Net interest and other was an expense of $1.2 million for the 13 weeks ended September 30, 2007, compared to income of $3.9 million for the corresponding period of fiscal 2006, primarily due to a higher level of borrowings outstanding, which include the $550 million senior notes issued in August 2007.
-more-

-page 4-
Fourth Quarter Results — United States
United States total net revenues increased 19 percent to $1.9 billion for the 13 weeks ended September 30, 2007, compared to $1.6 billion for the corresponding period of fiscal 2006. United States company-operated retail revenues increased 19 percent to $1.7 billion, primarily due to the opening of 1,065 new company-operated retail stores in the last 12 months and comparable store sales growth of four percent for the quarter. Comparable store sales growth was due to a five percent increase in the average value per transaction, which included the impact of price increases taken during the fiscal year, partially offset by a one percent decrease in number of transactions.
Total United States specialty revenues increased 16 percent to $201 million for the 13 weeks ended September 30, 2007, compared to $173 million in the corresponding period of fiscal 2006. United States licensing revenues in the fourth quarter 2007 increased 17 percent to $111 million from $95 million for the same period a year ago. The growth was primarily due to higher product sales and royalty revenues as a result of opening 723 new licensed retail stores in the last 12 months.
United States operating income increased 12 percent to $225 million for the 13 weeks ended September 30, 2007, from $201 million for the corresponding period in fiscal 2006. Operating margin decreased 70 basis points to 12.1 percent of related revenues from 12.8 percent in the corresponding period of fiscal 2006. The decrease was driven by higher cost of sales including occupancy costs, primarily due to higher dairy costs.
Fourth Quarter Results — International
International total net revenues increased 31 percent to $472 million for the 13 weeks ended September 30, 2007, compared to $361 million for the corresponding period of fiscal 2006. International company-operated retail revenues increased 32 percent to $399 million, primarily due to the opening of 277 new company-operated retail stores in the last 12 months, favorable foreign currency exchange for the British pound sterling and Canadian dollar, and comparable store sales growth of six percent for the quarter. The increase in comparable store sales resulted from a five percent increase in the number of customer transactions coupled with a one percent increase in the average value per transaction.
Total International specialty revenues increased by $13 million, or 23 percent, to $73 million for the 13 weeks ended September 30, 2007, compared to $59 million in the corresponding period of fiscal 2006. The growth was primarily due to higher product sales and royalty revenues from opening 506 licensed retail stores in the last 12 months.
International operating income increased to $51 million for the 13 weeks ended September 30, 2007, compared to $27 million in the corresponding period of fiscal 2006. Operating margin increased 350 basis points to 10.8 percent of related revenues from 7.3 percent in the corresponding period of fiscal 2006, primarily due to lower general and administrative expenses and lower store operating expenses as a percentage of related revenues, as well as higher income from equity investees.
-more-

-page 5-
Fourth Quarter Results — Global Consumer Products Group
For the Global Consumer Products Group (CPG), total net revenues increased by $33 million, or 44 percent, to $110 million for the 13 weeks ended September 30, 2007, compared to $76 million for the corresponding period of fiscal 2006. The increase in revenues was primarily due to higher sales of U.S. packaged coffee and tea and increased product sales and royalties in the international ready-to-drink business.
CPG operating income increased to $62 million for the 13 weeks ended September 30, 2007, compared to $47 million in the same period of fiscal 2006. Operating margin decreased to 56.9 percent of related revenues from 61.8 percent in fiscal fourth quarter 2006. Contraction of operating margin for the quarter was due to slower growth in income from equity investees from The North American Coffee Partnership, which produces ready-to-drink beverages.
Fourth Quarter Results — Unallocated Corporate Expenses
Total unallocated corporate expenses as a percentage of total net revenues improved to 3.7 percent for the 13-weeks ended September 30, 2007, from 3.8 percent for the corresponding period of fiscal 2006, primarily due to leverage from growth.
Cash Flow and Balance Sheet
For the 52 weeks ended September 30, 2007, net cash flow from operating activities totaled $1.3 billion, compared to $1.1 billion in the same period a year ago. Capital expenditures for fiscal year 2007 were $1.1 billion, of which approximately 80 percent was used to fund new store openings and existing store remodels.
On August 23rd, the company issued $550 million of 6.25% Senior Notes due in August 2017. The proceeds were primarily used to repay short-term borrowings and fund additional share repurchases.
During the fourth quarter, the company repurchased a total of 12.6 million shares at a cost of $342 million. During fiscal year 2007, Starbucks repurchased 33.0 million shares at a cost of $1.0 billion. At the end of the fiscal fourth quarter, 13.5 million shares remained available for repurchase under the current authorization.
Fiscal 2008 Targets
During the fourth quarter, Starbucks evaluated its plan for fiscal 2008 given the challenging operating environment. As a result, the company has established the following fiscal 2008 targets:
•	The company has adjusted its new store opening target to approximately 2,500 net new stores on a global basis in fiscal 2008; approximately 900 company-operated locations and 700 licensed locations in the U.S., and approximately 300 company-operated stores and 600 licensed stores in international markets;

•	Comparable store sales growth in the range of three to five percent;
-more-

-page 6-
•	Total net revenue growth of approximately 17 to 18 percent;

•	Total company operating margin to expand slightly year-over-year, with improvement expected to be in the second half of fiscal 2008;
•	U.S. operating margin relatively stable and International operating margin improvement of at least 100 basis points over fiscal 2007;
•	Diluted earnings per share in the range of $1.02 to $1.05 representing 17 percent to 21 percent growth, with earnings per share expansion expected to be greater in the second half of fiscal 2008;
•	First quarter fiscal 2008 earnings per share of $0.28; impacted by ongoing dairy cost pressure coupled with expectations of continued softness in the U.S. consumer and economic environment compared to first quarter fiscal 2007;
•	Effective tax rate in-line with fiscal 2007; and,

•	Capital expenditures in-line with the $1.1 billion invested in fiscal 2007.
Pete Bocian, chief financial officer, commented, “Given the current economic environment, and the commodity costs that are not expected to ease until the latter part of the year, we expect EPS expansion to be greater in the second half of fiscal 2008.”
Conference Call
Starbucks will be holding a conference call today at 2:00 p.m. PST, which will be hosted by Jim Donald, president and ceo, Martin Coles, chief operating officer, and Pete Bocian, executive vice president and chief financial officer. The call will be broadcast live over the Internet and can be accessed at the company’s web site address of http://investor.starbucks.com. A replay of the call will be available via telephone through 5:30 p.m. PST on Thursday, November 22, 2007, by calling 1-800-642-1687, reservation number 4132564. A posting of speaker remarks and a replay of the call will also be available via the Investor Relations page on Starbucks.com through approximately 5:00 p.m. PST on Friday, December 14, 2007, at the following URL: http://investor.starbucks.com.
The company’s consolidated statements of earnings, operating segment results, and other additional information have been provided on the following pages in accordance with current year classifications. This information should be reviewed in conjunction with this press release. Please refer to the company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on December 14, 2006, as amended by Amendment No.1 to Annual Report on Form 10-K/A filed on December 21, 2006, for additional information.
About Starbucks
Starbucks Coffee Company provides an uplifting experience that enriches people’s lives one moment, one human being, one extraordinary cup of coffee at a time. To share in the experience, visit www.starbucks.com.
Forward-Looking Statements
This release includes forward-looking statements about trends in or expectations regarding: store openings, comparable store sales, net revenue, earnings per share, operating margin, commodity costs, effective tax rate, and capital expenditures. These forward-looking statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties. Actual future results and trends may differ materially depending on a variety of factors including, but not limited to, coffee, dairy and other raw material prices and availability, successful execution of internal performance and expansion plans, fluctuations in U.S. and international economies and currencies, the impact of initiatives by competitors, the effect of legal proceedings, and other risks detailed in the company’s filings with the Securities and Exchange Commission, including the “Risk Factors” section of Starbucks Annual Report on Form 10-K for the fiscal year ended October 1, 2006. The company assumes no obligation to update any of these forward-looking statements.
-more-

-page 7-
STARBUCKS CORPORATION
CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited)

	13 Weeks Ended			13 Weeks Ended
	Sept 30,	Oct 1,	%	Sept 30,	Oct 1,
	2007	2006	Change	2007	2006
	(in thousands, except per share data)			As a % of total net revenues
Net revenues:
Company-operated retail	$2,057,977	$1,694,294	21.5%	84.3%	84.6%
Specialty:
Licensing	282,705	222,905	26.8	11.6	11.1
Food service and other	100,253	86,156	16.4	4.1	4.3

Total specialty	382,958	309,061	23.9	15.7	15.4

Total net revenues	2,440,935	2,003,355	21.8	100.0	100.0

Cost of sales including occupancy costs	1,065,674	834,991	27.6	43.7	41.7
Store operating expenses (a)	843,725	713,774	18.2	34.6	35.6
Other operating expenses (b)	74,510	66,230	12.5	3.0	3.3
Depreciation and amortization expenses	124,170	102,876	20.7	5.1	5.1
General and administrative expenses	123,312	116,412	5.9	5.0	5.8

Subtotal operating expenses	2,231,391	1,834,283	21.6	91.4	91.5

Income from equity investees	38,489	28,566	34.7	1.6	1.4

Operating income	248,033	197,638	25.5	10.2	9.9

Net interest and other (expense) / income	(1,187)	3,852		(0.1)	0.2

Earnings before income taxes	246,846	201,490	22.5	10.1	10.1

Income taxes (c)	88,343	66,987		3.6	3.4

Earnings before cumulative effect	158,503	134,503	17.8	6.5	6.7

Cumulative effect of accounting change	—	17,214		—	0.8

Net earnings	$158,503	$117,289	35.1	6.5%	5.9%

Earnings before cumulative effect of change in accounting principle — diluted	0.21	0.17	23.5
Cumulative effect of accounting change	—	0.02

Net earnings per common share — diluted	$0.21	$0.15	40.0%

Weighted avg. shares outstanding — diluted	759,113	784,196

(a)	As a percentage of related company-operated retail revenues, store operating expenses were 41.0 percent for the 13 weeks ended September 30, 2007, and 42.1 percent for the 13 weeks ended October 1, 2006.

(b)	As a percentage of related total specialty revenues, other operating expenses were 19.5 percent for the 13 weeks ended September 30, 2007, and 21.4 percent for the 13 weeks ended October 1, 2006.

(c)	The effective tax rates were 35.8 percent for the 13 weeks ended September 30, 2007, and 33.2 percent for the 13 weeks ended October 1, 2006.

-more-

-page 8-
STARBUCKS CORPORATION
CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited)

	52 Weeks Ended			52 Weeks Ended
	Sept 30,	Oct 1,	%	Sept 30,	Oct 1,
	2007	2006	Change	2007	2006
	(in thousands, except per share data)			As a % of total net revenues
Net revenues:
Company-operated retail	$7,998,265	$6,583,098	21.5%	85.0%	84.5%
Specialty:
Licensing	1,026,338	860,676	19.2	10.9	11.1
Food service and other	386,894	343,168	12.7	4.1	4.4

Total specialty	1,413,232	1,203,844	17.4	15.0	15.5

Total net revenues	9,411,497	7,786,942	20.9	100.0	100.0

Cost of sales including occupancy costs	3,999,124	3,178,791	25.8	42.5	40.8
Store operating expenses (a)	3,215,889	2,687,815	19.6	34.2	34.5
Other operating expenses (b)	294,136	253,724	15.9	3.1	3.3
Depreciation and amortization expenses	467,160	387,211	20.6	4.9	5.0
General and administrative expenses	489,249	479,386	2.1	5.2	6.1

Subtotal operating expenses	8,465,558	6,986,927	21.2	89.9	89.7

Income from equity investees	108,006	93,937	15.0	1.1	1.2

Operating income	1,053,945	893,952	17.9	11.2	11.5

Net interest and other (expense) / income	2,419	12,291		—	0.1

Earnings before income taxes	1,056,364	906,243	16.6	11.2	11.6

Income taxes (c)	383,726	324,770		4.1	4.1

Earnings before cumulative effect	672,638	581,473	15.7	7.1	7.5

Cumulative effect of accounting change	—	17,214		—	0.3

Net earnings	$672,638	$564,259	19.2	7.1%	7.2%

Earnings before cumulative effect of accounting change — diluted	0.87	0.73	19.2
Cumulative effect of accounting change	—	0.02

Net earnings per common share — diluted	$0.87	$0.71	22.5%

Weighted avg. shares outstanding — diluted	770,091	792,556

(a)	As a percentage of related company-operated retail revenues, store operating expenses were 40.2 percent for the 52 weeks ended September 30, 2007, and 40.8 percent for the 52 weeks ended October 1, 2006.

(b)	As a percentage of related total specialty revenues, other operating expenses were 20.8 percent for the 52 weeks ended September 30, 2007, and 21.1 percent for the 52 weeks ended October 1, 2006.

(c)	The effective tax rates were 36.3 percent for the 52 weeks ended September 30, 2007, and 35.8 percent for the 52 weeks ended October 1, 2006.

-more-

-page 9-
Segment Results
The tables below present reportable segment results net of intersegment eliminations (in thousands):

United States	Sept 30,	Oct 1,	%	Sept 30,	Oct 1,
	2007	2006	Change	2007	2006
				As a % of U.S. total net
				revenues
13 Weeks Ended
Net revenues:
Company-operated retail	$1,658,978	$1,392,089	19.2%	89.2%	88.9%
Specialty:
Licensing	110,932	95,155	16.6	6.0	6.1
Food service and other	89,584	78,226	14.5	4.8	5.0

Total specialty	200,516	173,381	15.7	10.8	11.1

Total net revenues	1,859,494	1,565,470	18.8	100.0	100.0

Cost of sales including occupancy costs	774,921	617,178	25.6	41.7	39.4
Store operating expenses (a)	699,433	600,676	16.4	37.6	38.4
Other operating expenses (b)	48,742	47,444	2.7	2.6	3.1
Depreciation and amortization expenses	93,273	75,169	24.1	5.0	4.8
General and administrative expenses	19,324	24,124	(19.9)	1.0	1.5

Total operating expenses	1,635,693	1,364,591	19.9	87.9	87.2

Income from equity investees	768	—	nm	—	—

Operating income	$224,569	$200,879	11.8%	12.1%	12.8%

52 Weeks Ended
Net revenues:
Company-operated retail	$6,560,864	$5,495,240	19.4%	89.3%	88.9%
Specialty:
Licensing	439,161	369,155	19.0	6.0	6.0
Food service and other	348,968	314,162	11.1	4.7	5.1

Total specialty	788,129	683,317	15.3	10.7	11.1

Total net revenues	7,348,993	6,178,557	18.9	100.0	100.0

Cost of sales including occupancy costs	2,956,231	2,374,485	24.5	40.2	38.4
Store operating expenses (c)	2,684,196	2,280,044	17.7	36.5	36.9
Other operating expenses (d)	204,672	190,624	7.4	2.8	3.1
Depreciation and amortization expenses	348,199	284,625	22.3	4.7	4.6
General and administrative expenses	85,948	93,754	(8.3)	1.2	1.5

Total operating expenses	6,279,246	5,223,532	20.2	85.4	84.5

Income from equity investees	768	151	nm	—	—

Operating income	$1,070,515	$955,176	12.1%	14.6%	15.5%

(a)	As a percentage of related company-operated retail revenues, store operating expenses were 42.2 percent for the 13 weeks ended September 30, 2007, and 43.1 percent for the 13 weeks ended October 1, 2006.

(b)	As a percentage of related total specialty revenues, other operating expenses were 24.3 percent for the 13 weeks ended September 30, 2007, and 27.4 percent for the 13 weeks ended October 1, 2006.

(c)	As a percentage of related company-operated retail revenues, store operating expenses were 40.9 percent for the 52 weeks ended September 30, 2007, and 41.5 percent for the 52 weeks ended October 1, 2006.

(d)	As a percentage of related total specialty revenues, other operating expenses were 26.0 percent for the 52 weeks ended September 30, 2007, and 27.9 percent for the 52 weeks ended October 1, 2006.
-more-

-page 10-

International	Sept 30,	Oct 1,	%	Sept 30,	Oct 1,
	2007	2006	Change	2007	2006
				As a % of International
				total net revenues
13 Weeks Ended
Net revenues:
Company-operated retail	$398,999	$302,205	32.0%	84.6%	83.6%
Specialty:
Licensing	62,110	51,351	21.0	13.2	14.2
Food service and other	10,669	7,930	34.5	2.2	2.2

Total specialty	72,779	59,281	22.8	15.4	16.4

Total net revenues	471,778	361,486	30.5	100.0	100.0

Cost of sales including occupancy costs	225,052	172,053	30.8	47.7	47.6
Store operating expenses (a)	144,292	113,098	27.6	30.6	31.3
Other operating expenses (b)	20,599	15,755	30.7	4.4	4.4
Depreciation and amortization expenses	21,764	18,245	19.3	4.6	5.0
General and administrative expenses	21,892	23,171	(5.5)	4.6	6.4

Total operating expenses	433,599	342,322	26.7	91.9	94.7

Income from equity investees	12,874	7,358	75.0	2.7	2.0

Operating income	$51,053	$26,522	92.5%	10.8%	7.3%

52 Weeks Ended
Net revenues:
Company-operated retail	$1,437,401	$1,087,858	32.1%	84.7%	83.5%
Specialty:
Licensing	220,832	186,050	18.7	13.0	14.3
Food service and other	37,926	29,006	30.8	2.3	2.2

Total specialty	258,758	215,056	20.3	15.3	16.5

Total net revenues	1,696,159	1,302,914	30.2	100.0	100.0

Cost of sales including occupancy costs	824,594	625,008	31.9	48.6	48.0
Store operating expenses (c)	531,693	407,771	30.4	31.4	31.3
Other operating expenses (d)	69,881	50,900	37.3	4.1	3.9
Depreciation and amortization expenses	84,165	66,800	26.0	5.0	5.1
General and administrative expenses	93,806	78,337	19.7	5.5	6.0

Total operating expenses	1,604,139	1,228,816	30.5	94.6	94.3

Income from equity investees	45,723	34,370	33.0	2.7	2.6

Operating income	$137,743	$108,468	27.0%	8.1%	8.3%

(a)	As a percentage of related company-operated retail revenues, store operating expenses were 36.2 percent for the 13 weeks ended September 30, 2007, and 37.4 percent for the 13 weeks ended October 1, 2006.

(b)	As a percentage of related total specialty revenues, other operating expenses were 28.3 percent for the 13 weeks ended September 30, 2007, and 26.6 percent for the 13 weeks ended October 1, 2006.

(c)	As a percentage of related company-operated retail revenues, store operating expenses were 37.0 percent for the 52 weeks ended September 30, 2007, and 37.5 percent for the 52 weeks ended October 1, 2006.

(d)	As a percentage of related total specialty revenues, other operating expenses were 27.0 percent for the 52 weeks ended September 30, 2007, and 23.7 percent for the 52 weeks ended October 1, 2006.
-more-

-page 11-

	Sept 30,	Oct 1,	%	Sept 30,	Oct 1,
Global Consumer Products Group (CPG)	2007	2006	Change	2007	2006
				As a % of CPG total net revenues
13 Weeks Ended
Net revenues:
Specialty:
Licensing	$109,663	$76,399	43.5%	100.0%	100.0%

Total specialty	109,663	76,399	43.5	100.0	100.0

Total net revenues	109,663	76,399	43.5	100.0	100.0

Cost of sales	65,701	45,760	43.6	59.9	59.9
Other operating expenses	5,169	3,031	70.5	4.7	4.0
Depreciation and amortization expenses	15	21	(28.6)	—	—
General and administrative expenses	1,269	1,583	(19.8)	1.2	2.1

Total operating expenses	72,154	50,395	43.2	65.8	66.0

Income from equity investees	24,847	21,208	17.2	22.7	27.8

Operating income	$62,356	$47,212	32.1%	56.9%	61.8%

52 Weeks Ended
Net revenues:
Specialty:
Licensing	$366,345	$305,471	19.9%	100.0%	100.0%

Total specialty	366,345	305,471	19.9	100.0	100.0

Total net revenues	366,345	305,471	19.9	100.0	100.0

Cost of sales	218,299	179,298	21.8	59.6	58.7
Other operating expenses	19,583	12,200	60.5	5.4	4.0
Depreciation and amortization expenses	76	108	(29.6)	—	—
General and administrative expenses	6,349	6,363	(0.2)	1.7	2.1

Total operating expenses	244,307	197,969	23.4	66.7	64.8

Income from equity investees	61,515	59,416	3.5	16.8	19.4

Operating income	$183,553	$166,918	10.0%	50.1%	54.6%

	Sept 30,	Oct 1,	%	Sept 30,	Oct 1,
Unallocated Corporate	2007	2006	Change	2007	2006
				As a % of total net revenues
13 Weeks Ended
Depreciation and amortization expenses	$9,118	$9,441	(3.4)%	0.4%	0.4%
General and administrative expenses	80,827	67,534	19.7	3.3	3.4

Operating loss	$(89,945)	$(76,975)	16.8%	(3.7)%	(3.8)%

52 Weeks Ended
Depreciation and amortization expenses	$34,720	$35,678	(2.7)%	0.4%	0.4%
General and administrative expenses	303,146	300,932	0.7	3.2	3.9

Operating loss	$(337,866)	$(336,610)	0.4%	(3.6)%	(4.3)%

-more-

-page 12-

STARBUCKS CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
(unaudited)

	September 30,	October 1,
	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$281,261	$312,606
Short-term investments — available-for-sale securities	83,845	87,542
Short-term investments — trading securities	73,588	53,496
Accounts receivable, net	287,925	224,271
Inventories	691,658	636,222
Prepaid expenses and other current assets	148,757	126,874
Deferred income taxes, net	129,453	88,777

Total current assets	1,696,487	1,529,788

Long-term investments — available-for-sale securities	21,022	5,811
Equity and other investments	258,846	219,093
Property, plant and equipment, net	2,890,433	2,287,899
Other assets	219,422	186,917
Other intangible assets	42,043	37,955
Goodwill	215,625	161,478

TOTAL ASSETS	$5,343,878	$4,428,941

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Commercial paper and short-term borrowings	$710,248	$700,000
Accounts payable	390,836	340,937
Accrued compensation and related costs	332,331	288,963
Accrued occupancy costs	74,591	54,868
Accrued taxes	92,516	94,010
Other accrued expenses	257,369	224,154
Deferred revenue	296,900	231,926
Current portion of long-term debt	775	762

Total current liabilities	2,155,566	1,935,620

Long-term debt	550,121	1,958
Other long-term liabilities	354,074	262,857

Total liabilities	3,059,761	2,200,435

Shareholders’ equity:
Common stock ($0.001 par value) — authorized, 1,200,000,000 shares; issued and outstanding, 738,285,285 and 756,602,055 shares, respectively, (includes 3,420,448 common stock units in both periods)	738	756
Other additional paid-in-capital	39,393	39,393
Retained earnings	2,189,366	2,151,084
Accumulated other comprehensive income	54,620	37,273

Total shareholders’ equity	2,284,117	2,228,506

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$5,343,878	$4,428,941

-more-

-page 13-
STARBUCKS CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited and in thousands)

	52 Weeks Ended
	Sept 30,	Oct 1,
	2007	2006
OPERATING ACTIVITIES:
Net earnings	$672,638	$564,259
Adjustments to reconcile net earnings to net cash provided by operating activities:
Cumulative effect of accounting change for FIN47, net of taxes	—	17,214
Depreciation and amortization	491,238	412,625
Provision for impairments and asset disposals	26,032	19,622
Deferred income taxes, net	(37,326)	(84,324)
Equity in income of investees	(65,743)	(60,570)
Distributions from equity investees	65,927	49,238
Stock-based compensation	103,865	105,664
Tax benefit from exercise of stock options	7,705	1,318
Excess tax benefit from exercise of stock options	(93,055)	(117,368)
Net amortization of premium on securities	653	2,013
Cash provided/(used) by changes in operating assets and liabilities:
Inventories	(48,576)	(85,527)
Accounts payable	36,068	104,966
Accrued compensation and related costs	38,628	54,424
Accrued taxes	86,371	132,725
Deferred revenue	63,233	56,547
Other operating assets and liabilities	(16,437)	(41,193)

Net cash provided by operating activities	1,331,221	1,131,633

INVESTING ACTIVITIES:
Purchase of available-for-sale securities	(237,422)	(639,192)
Maturity of available-for-sale securities	178,167	269,134
Sale of available-for-sale securities	47,497	431,181
Acquisitions, net of cash acquired	(53,293)	(91,734)
Net purchases of equity, other investments and other assets	(56,552)	(39,199)
Net additions to property, plant and equipment	(1,080,348)	(771,230)

Net cash used by investing activities	(1,201,951)	(841,040)

FINANCING ACTIVITIES:
Repayments of commercial paper	(16,600,841)	—
Proceeds from issuance of commercial paper	17,311,089	—
Repayments of short-term borrowings	(1,470,000)	(993,093)
Proceeds from short-term borrowings	770,000	1,416,093
Proceeds from issuance of common stock	176,937	159,249
Excess tax benefit from exercise of stock options	93,055	117,368
Principal payments on long-term debt	(784)	(898)
Proceeds from issuance of long-term debt	548,960	—
Repurchase of common stock	(996,798)	(854,045)
Other	(3,505)	—

Net cash used by financing activities	(171,887)	(155,326)
Effect of exchange rate changes on cash and cash equivalents	11,272	3,530

Net increase/(decrease) in cash and cash equivalents	(31,345)	138,797

CASH AND CASH EQUIVALENTS:
Beginning of period	312,606	173,809

End of the period	$281,261	$312,606

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the period for:
Interest, net of capitalized interest	$35,294	$10,576
Income taxes	$342,223	$274,134

-more-

-page 14-
Fiscal Fourth Quarter 2007 Store Data
The company’s store data for the periods presented are as follows:

	Net stores opened during the period
	13-week period		52-week period		Stores open as of
	Sept 30,	Oct 1,	Sept 30,	Oct 1,	Sept 30,	Oct 1,
	2007	2006	2007	2006	2007	2006
United States:
Company-operated Stores(1)	227	278	1,065	810	6,793	5,728
Licensed Stores	162	216	723	733	3,891	3,168

	389	494	1,788	1,543	10,684	8,896

International:
Company-operated Stores(1)	99	75	277	233	1,712	1,435
Licensed Stores(1)	127	87	506	423	2,615	2,109

	226	162	783	656	4,327	3,544

Total	615	656	2,571	2,199	15,011	12,440

(1)	International store data has been adjusted for the acquisition of the Beijing operations by reclassifying historical information from Licensed Stores to company-operated Stores. United States store data was also adjusted to align with the Hawaii operations segment change by reclassifying historical information from International company-operated stores to the United States.
© 2007 Starbucks Coffee Company. All rights reserved.

###